ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433 Registration No. 333-284770

September 9, 2026

FREE WRITING PROSPECTUS DATED September 9, 2026

(To the Prospectus dated February 7, 2025, as supplemented by the Preliminary Prospectus Supplement dated September 7, 2026)

Teva Pharmaceutical Finance Netherlands II B.V.

€1,000,000,000 4.250% Senior Notes due 2033

€500,000,000 4.625% Senior Notes due 2036

Teva Pharmaceutical Finance Netherlands III B.V.

$1,000,000,000 5.500% Senior Notes due 2034

$1,000,000,000 5.750% Senior Notes due 2037

Teva Pharmaceutical Finance Netherlands IV B.V.

$1,200,000,000 5.250% Senior Notes due 2032

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

September 9, 2026

The information in this free writing prospectus dated September 9, 2026 supplements the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) dated September 7, 2026 of Teva Pharmaceutical Finance Netherlands II B.V. (“Teva Finance II”), Teva Pharmaceutical Finance Netherlands III B.V. (“Teva Finance III”), Teva Pharmaceutical Finance Netherlands IV B.V. (“Teva Finance IV”) and Teva Pharmaceutical Industries Limited (“Teva”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Unless otherwise indicated, terms used but not defined herein have the meaning assigned to such terms in the Preliminary Prospectus Supplement.

	$1,000,000,000 5.500% Senior Notes due 2034 (the “2034 Dollar notes”)	$1,000,000,000 5.750% Senior Notes due 2037 (the “2037 Dollar notes”)	$1,200,000,000 5.250% Senior Notes due 2032 (the “2032 Dollar notes”)
Issuer:	Teva Finance III	Teva Finance III	Teva Finance IV

Guarantor:	Teva	Teva	Teva

Expected Issue Ratings*:	Baa3 / BBB- / BBB- (Moody’s / S&P /Fitch)	Baa3 / BBB- / BBB- (Moody’s / S&P /Fitch)	Baa3 / BBB- / BBB- (Moody’s / S&P /Fitch)

Trade Date:	September 9, 2026	September 9, 2026	September 9, 2026

Settlement Date (T+5)**:	September 16, 2026	September 16, 2026	September 16, 2026

Minimum Denomination:	$200,000 and whole multiples of $1,000 in excess thereof	$200,000 and whole multiples of $1,000 in excess thereof	$200,000 and whole multiples of $1,000 in excess thereof

Delivery:	The Depository Trust Company	The Depository Trust Company	The Depository Trust Company

Expected Listing / Trading:	N/A	N/A	N/A

Active Bookrunners:	BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs Bank Europe SE, J.P. Morgan Securities LLC	BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs Bank Europe SE, J.P. Morgan Securities LLC	BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs Bank Europe SE, J.P. Morgan Securities LLC

Passive Bookrunners:	BofA Securities, Inc., HSBC Bank plc, Mizuho Securities USA LLC	BofA Securities, Inc., HSBC Bank plc, Mizuho Securities USA LLC	BofA Securities, Inc., HSBC Bank plc, Mizuho Securities USA LLC

Co-Managers:	Intesa Sanpaolo S.p.A., MUFG Securities Americas Inc., PNC Capital Markets LLC	Intesa Sanpaolo S.p.A., MUFG Securities Americas Inc., PNC Capital Markets LLC	Intesa Sanpaolo S.p.A., MUFG Securities Americas Inc., PNC Capital Markets LLC

Offering:	5.500% 2034 Dollar notes	5.750% 2037 Dollar notes	5.250% 2032 Dollar notes

Principal Amount:	$1,000,000,000	$1,000,000,000	$1,200,000,000

Maturity Date:	January 16, 2034	January 16, 2037	January 16, 2032

Public Offering Price***:	98.659% of principal amount	98.520% of principal amount	98.993% of principal amount

Underwriting Discount:	0.450%	0.450%	0.450%

Interest Rate:	5.500% semi-annual	5.750% semi-annual	5.250% semi-annual

Interest Payment Dates:	January 16 and July 16 of each year, beginning January 16, 2027	January 16 and July 16 of each year, beginning January 16, 2027	January 16 and July 16 of each year, beginning January 16, 2027

Interest Record Dates:	The preceding January1 and July 1, in each case whether or not a Business Day	The preceding January 1 and July 1, in each case whether or not a Business Day	The preceding January 1 and July 1, in each case whether or not a Business Day

Day Count Convention:	30/360	30/360	30/360

Yield to Maturity:	5.728%	5.945%	5.472%

Benchmark:	4.500% due August 31, 2033	4.625% due August 15, 2036	4.375 % due August 31, 2031

Spread to Benchmark:	+100 basis points	+110 basis points	+85 basis points

Make-Whole Redemption:	Treasury plus 15 basis points	Treasury plus 20 basis points	Treasury plus 15 basis points

Optional Redemption:	If Teva Finance III elects to redeem the 2034 Dollar notes at any time on or after November 16, 2033 (two months prior to the maturity date of the 2034 Dollar notes), Teva Finance III may redeem the 2034 Dollar notes, in whole or in part, upon at least 10 days’, but not more than 60 days’, prior notice at a redemption price equal to 100% of the principal amount of the 2034 Dollar notes then outstanding to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date.	If Teva Finance III elects to redeem the 2037 Dollar notes at any time on or after October 16, 2036 (three months prior to the maturity date of the 2037 Dollar notes), Teva Finance III may redeem the 2037 Dollar notes, in whole or in part, upon at least 10 days’, but not more than 60 days’, prior notice at a redemption price equal to 100% of the principal amount of the 2037 Dollar notes then outstanding to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date.	If Teva Finance IV elects to redeem the 2032 Dollar notes at any time on or after December 16, 2031 (one month prior to the maturity date of the 2032 Dollar notes), Teva Finance IV may redeem the 2032 Dollar notes, in whole or in part, upon at least 10 days’, but not more than 60 days’, prior notice at a redemption price equal to 100% of the principal amount of the 2032 Dollar notes then outstanding to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date.

Offer to Repurchase upon a Change of Control Triggering Event:	If a Change of Control Triggering Event (as defined in “Description of the USD Notes and the Guarantee – Offer to Repurchase Upon a Change of Control Triggering Event” in the Preliminary Prospectus Supplement) occurs, unless the issuer has exercised its option to redeem the notes of a series, the issuer will make an offer to each holder of notes of such series to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase.	If a Change of Control Triggering Event (as defined in “Description of the USD Notes and the Guarantee – Offer to Repurchase Upon a Change of Control Triggering Event” in the Preliminary Prospectus Supplement) occurs, unless the issuer has exercised its option to redeem the notes of a series, the issuer will make an offer to each holder of notes of such series to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase.	If a Change of Control Triggering Event (as defined in “Description of the USD Notes and the Guarantee – Offer to Repurchase Upon a Change of Control Triggering Event” in the Preliminary Prospectus Supplement) occurs, unless the issuer has exercised its option to redeem the notes of a series, the issuer will make an offer to each holder of notes of such series to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase.

ISINs:	US88167AAU51	US88167AAV35	US881937AB24

Common Codes (for Euro notes) / CUSIP numbers (for Dollar notes):	88167A AU5	88167A AV3	881937 AB2

Time of Execution:	16:35 (NY time)	16:35 (NY time)	16:35 (NY time)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the notes will be made to investors on or about September 16, 2026, which will be the fifth business day following the date of pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6 -1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

***	In each case, plus accrued interest from September 16 , 2026, if settlement occurs after that date.

* * * * *

Amendments to the Preliminary Prospectus Supplement

In addition to the pricing information above, this free writing prospectus amends and updates certain sections of the Preliminary Prospectus Supplement, as described below. Additional conforming changes are made to the Preliminary Prospectus Supplement to reflect the changes described herein. Section references in the amended sections below refer to the sections of the Preliminary Prospectus Supplement as amended and supplemented by this free writing prospectus.

The section “Summary—Recent Developments—Conditional Redemptions” is amended as follows:

“On September 10, 2026, we expect to (a) issue an additional notice of conditional redemption pursuant to which we intend to redeem all of the 8.125% USD Sustainability-linked Senior Notes due 2031 (the “2031 USD Notes”) and (b) issue a notice of reduction pursuant to which we intend to reduce the amount of 2030 Euro Notes being redeemed from up to €1,250,000,000 to €1,150,000,000. References in the prospectus supplement to the Called Notes are hereby amended to include the 2031 USD Notes and such reduced amount of 2030 Euro Notes.”

* * * * *

Additional conforming changes are made to the Preliminary Prospectus Supplement to reflect the changes described herein.

* * * * *

Teva Finance II, Teva Finance III, Teva Finance IV and Teva have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents Teva and the Issuers have filed with the SEC for more complete information about Teva and the Issuers and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec. gov. Alternatively, Teva, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP PARIBAS, 16, boulevard des Italiens, 75009 Paris, France, Attention: Fixed Income Syndicate (emails: dl.syndsupportbonds@uk.bnpparibas.com); BNP Paribas Securities Corp., 787 Seventh Avenue, New York, New York 10019, United States of America, Attention: Debt Syndicate Desk (email: DL.US.Syndicate.Support@us.bnpparibas.com); Citigroup Global Markets Europe AG or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, United States of America, Telephone: (800) 831 -9146, E-mail: prospectus@citi.com; Goldman Sachs Bank Europe SE, Marienturm, Taunusanlage 9-10, 60329 Frankfurt am Main, Germany, Attention: High Yield Syndicate Desk (Tel: +49 69 7532 1000, Fax: +44 (0)207 774 2330); J.P. Morgan SE, Taunustor 1 (TaunusTurm), 60310 Frankfurt am Main, Germany, Attention: Head of EMEA Capital Markets Group, (email: Head_of_EMEA_DCMG@jpmorgan.com) and J.P. Morgan Securities LLC, 270 Park Ave, New York, New York 10017, United States of America, Attention: Investment Grade Syndicate Desk, Tel: (212) 834 -6081).

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Professional investors and eligible counterparties only target market: Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties (“ECPs”) and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Professional investors and eligible counterparties only target market: Solely for the purposes of the manufacturers’ product approval process, the target market assessment in respect of the debt securities has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is either one (or both of the following): (i) not a professional client, as defined in point (8) of the UK MiFIR; or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling, or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and, therefore, offering, selling, or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Promotion of the notes in the United Kingdom is restricted by the Financial Services and Markets Act 2000 (the “FSMA”), and accordingly, the notes are not being promoted to the general public in the United Kingdom. This announcement is for distribution only to, and is only directed at, persons who (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This announcement is directed only at relevant persons and must not be acted on or relied on by anyone who is not a relevant person.

Advertisement: The final prospectus, when published, will be available on https://live.euronext.com/en/markets/dublin/bonds/list.

Relevant stabilization regulations including FCA/ICMA will apply.

The notes have not, may not and will not be offered, sold or delivered in the Netherlands, other than to qualified investors (as defined in Regulation (EU) 2017/1129).

The notes have not, may not and will not be offered, sold or delivered in Israel, other than to persons who qualify as one of the types of investors listed in the First Addendum to the Israeli Securities Law, subject to and in accordance with the requirements set forth in the First Addendum to the Israeli Securities Law.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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